Exhibit 99.1

[LOGO OF CALGON CARBON]

P.O. Box 717	Pittsburgh, PA 15230-0717 (412) 787-6700

From:   Gail A. Gerono

    Vice President, Investor Relations

    412-787-6795

— NEWS RELEASE —

CALGON CARBON ANNOUNCES FIRST QUARTER RESULTS

Board Declares Dividend

PITTSBURGH, PA—April 22, 2003 – Calgon Carbon Corporation (NYSE: CCC) announced results for the first quarter ended March 31, 2003.

Sales for the first quarter of 2003 were $64.1 million versus first quarter 2002 sales of $63.1 million, a 1.4% increase. Currency translation had a $3.7 million positive impact on sales for the quarter due to the stronger Euro. The company reported a net loss before cumulative effect of accounting change of $1.8 million as compared to income before cumulative effect of accounting change of $1.4 million for the first quarter of 2002. The company reported a net loss per common share before cumulative effect of accounting change of $0.05 for the first quarter of 2003 as compared to net income per common share of $0.04 in 2002. Net loss for the first quarter of 2003 was $1.8 million versus a net loss of $29.5 million for the first quarter of 2002.

Sales of activated carbon were on par with the first quarter of 2002. Stronger demand for granular activated carbon used in respirators and for powdered carbon in the municipal market was offset by lower demand in the environmental air and food markets. Service sales decreased by 1.5%, as demand from industrial customers continued to be affected by the sluggish economy. Engineered Systems sales declined 8.3% from the first quarter of 2002, due to reduced capital spending in the industrial sector and delays in new contracts for perchlorate removal from drinking water. Consumer sales increased year-over-year by 41.1%. This increase was due to stronger demand for carbon cloth and the company’s PreZerve™ product line of consumer products.

Consolidated gross profit before depreciation and amortization, as a percentage of net sales, declined 1.6 percentage points in the first quarter of 2003 versus the first quarter of 2002. The decline was primarily due to higher plant maintenance and employee benefit costs in the Service business. The Carbon business incurred similar costs, as well as additional start-up costs related to the company’s manufacturing plant in China. However, those costs were more than offset by shipments to Europe of U.S. sourced, lower-cost carbon due to the stronger Euro and by product cost savings related to the company’s Process Excellence Program. For the first quarter of 2003, Engineered Solutions and Consumer gross margins before depreciation and amortization, as a percentage of net sales, were consistent with the first quarter of 2002.

Operating expense in the first quarter of 2003 was $15.2 million versus $11.9 million in 2002. This 27.7% increase was due to one-time severance costs of approximately $2.0 million related to a change in CEO, and increased pension, insurance, and medical expenses.

Calgon Carbon’s board of directors declared a dividend of $0.03 per share. Dividends will be issued to shareholders of record as of May 19, 2003, and will be payable on June 2, 2003.

Commenting on the results, John Stanik, Calgon Carbon’s interim president and chief executive officer, said, “First quarter results were disappointing. However, we made progress in several areas that should contribute to improved performance going forward. Continuing the trend established in 2002, carbon sales volume increased year-over-year, and despite intense competition, we continued to advance our efforts to stabilize carbon pricing. On the cost side, we significantly reduced production costs at our carbon manufacturing plant in China, and realized savings from our Process Excellence Initiative.”

“We have set our priorities and are moving forward. Our newly formed Business Development Group is identifying our most promising opportunities, including alliances. Our strategic planning process is under way with the objective of making changes that will result in sustained revenue growth.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The company employs approximately 1,000 people at 14 operating facilities and 11 sales and service centers worldwide.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

###

Calgon Carbon Corporation

Segment Data

Segment Sales	1Q03	1Q02
Activated Carbon	27,281	27,318
Service	21,350	21,673
Engineered Solutions	8,434	9,196
Consumer	6,985	4,949

Total Sales (thousands)	$64,050	$63,136

Segment Operating Income*	1Q03	1Q02
Activated Carbon	2,871	3,927
Service	1,459	4,152
Engineered Solutions	(580)	(314)
Consumer	(136)	(78)

Total Income (loss) from operations (thousands)	$3,614	$7,687

*	Before depreciation and amortization

Calgon Carbon Corporation Condensed Consolidated Statement of Income (Dollars in thousands except per share data) (Unaudited)
	Quarter Ended March 31,
	2003	2002
Net Sales	$64,050	$63,136

Cost of Products Sold	45,231	43,543
Depreciation and Amortization	4,900	4,614
Selling, Administrative & Research	15,205	11,906

	65,336	60,063

Income (Loss) from Operations	(1,286)	3,073
Interest Income (Expense)—Net	(395)	(513)
Other Income (Expense)—Net	(689)	(378)

Income (Loss) Before Income Taxes, Minority Interest and Cumulative Effect of Accounting Change	(2,370)	2,182
Provision (Benefit) for Income Taxes	(521)	786

Income (Loss) Before Minority Interest and Cumulative Effect of Accounting Change	(1,849)	1,396
Minority Interest	89	—

Income (Loss) Before Cumulative Effect of Accounting Change	(1,760)	1,396
Cumulative Effect of Accounting
Change	—	(30,926)

Net Income (Loss)	$(1,760)	$(29,530)

Net Income (Loss) per Common Share Before Cumulative Effect of Accounting Change Basic and Diluted	$(.05)	$.04
Cumulative Effect of Accounting Change per Common Share
Basic	$—	$(.80)
Diluted	$—	$(.79)
Adjusted Net Income (Loss) per Common Share
Basic	$(.05)	$(.76)
Diluted	$(.05)	$(.75)
Weighted Average Shares Outstanding (Thousands)
Basic	38,984	38,889
Diluted	39,035	39,176

Calgon Carbon Corporation Condensed Consolidated Balance Sheet (Dollars in thousands) (Unaudited)
	March 31,	December 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$4,216	$4,093
Receivables	44,031	45,490
Inventories	50,777	48,665
Other current assets	15,490	18,169

Total current assets	114,514	116,417
Property, plant and equipment, net	132,151	134,852
Other assets	40,768	39,360

Total assets	$287,433	$290,629

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$604	$—
Other current liabilities	34,854	38,950

Total current liabilities	35,458	38,950
Long-term debt	58,500	57,600
Other liabilities	41,744	40,705

Total liabilities	135,702	137,255
Minority interest	—	56
Total shareholders’ equity	151,731	153,318

Total liabilities and shareholders’ equity	$287,433	$290,629